UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
[X] Form 3 Holdings Reported.
[X] Form 4 Transactions Reported.

1.  Name and Address of Reporting Person*

    Pearlco
    50 Pecan Valley Drive
    New City, NY 10956

2.  Issuer Name and Ticker or Trading Symbol

    Lifen, Inc.  (None)

3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.  Statement For Month/Year

    8/02

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director
    [ ] Officer (give title below)
    [ ] 10% Owner
    [X] Other (specify below)

    No longer 10% owner effective 7/2/02.

7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More Than One Reporting Person

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).









 Table I - Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of   2. Trans-  3. Trans-     4. Securities Acquired (A)  5. Amount of        6. Ownership     7. Nature of
   Security      action     action        or Disposed of (D)          Securities          Form:            Indirect
   (Instr.3)     Date       Code          (Instr.3, 4 and 5)          Beneficially        Direct (D) or    Beneficial
                 (Month/    (Instr.8)  ---------------------------    Owned at End        Indirect (I)     Ownership
                    Day/                                              of Issuer's         (Instr.4)        (Instr.4)
                   Year)               Amount  (A) or (D)  Price      Fiscal Year
                                                                      (Instr.3 and 4)
---------------------------------------------------------------------------------------------------------------------
Common Stock  8/31/02    N/A           NONE    N/A         N/A     478,300             D                N/A



Table II - Derivative Securities Acquired, disposed of, or Beneficially Owned
            (e.g., Puts, Calls, Warrants, Options, Convertible Securities)


1.Title of  2.Conver- 3.Trans- 4.Trans- 5.Number of 6.Date            7.Title and    8.Price   9.Number   10.Ownership  11.Nature
  Deriva-     sion or   action   action   Derivative  Exercisable       Amount of      of        of          of            of
  tive        Exercise  Date     Code     Securities  and               Underlying     Deriva-   Deriva-     Derivative    Indirect
  Security    Price of  (Month/  (Instr.  Acquired    Expiration        Securities     tive      tive        Security:     Benefi-
  (Instr.3)   Deriva-      Day/       8)  (A) or      Date              (Instr.3       Security  Securit-    Direct (D)    cial
              tive        Year)           Disposed    (Month/Day/       and 4)         (Instr.   ies         or            Owner-
              Security                    of (D)            Year)     ---------------     5)     Benefi-     Indirect(I)   ship
                                          (Instr.3, ----------------- Title Amount of            cially      (Instr.4)     (Instr.4)
                                          4, and 5) Date     Expira-        Number of            Owned at
                                        ----------- Exercis- tion           Shares               End of
                                          (A)   (D) able     Date                                Year
                                                                                                 (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------
NONE


   Explanation of Responses:




/s/ Rajesh Grover                                          10/10/02
---------------------------------------                  ------------
Signature of Reporting Person (1)                            Date

(1) Intentional misstatements or omissions of facts constitute Federal Criminal violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.